Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Godwin ngodwin@unum.com
INVESTORS	Tom White 423-294-8996 tawhite@unum.com

Unum Group Reports Third Quarter 2021 Results

•Net income of $328.6 million ($1.60 per diluted common share) for the third quarter of 2021; after-tax adjusted operating income was $210.5 million ($1.03 per diluted common share).

•Results reflect higher COVID-related mortality and evolving nature of the pandemic, growth in sales and premium, and continued strong returns in alternative invested asset portfolio.

•Strong balance sheet and liquidity with holding company cash of $1.6 billion; weighted average risk-based capital ratio of approximately 380 percent.

•Robust capital position enables balanced capital deployment plans, with the previously announced share repurchase authorization.

•GAAP actuarial assumption updates; favorable long-term disability recovery trends drive GAAP claim reserve release.

•Book value per common share of $54.39 grew 1.7 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (November 2, 2021) - Unum Group (NYSE: UNM) today reported net income of $328.6 million ($1.60 per diluted common share) for the third quarter of 2021, compared to net income of $231.1 million ($1.13 per diluted common share) for the third quarter of 2020.

Included in net income for the third quarter of 2021 are a net after-tax reserve decrease related to reserve assumption updates of $143.3 million ($0.70 per diluted common share), an after-tax impairment loss on internal-use software of $9.6 million ($0.05 per diluted common share), the after-tax amortization of the cost of reinsurance of $15.5 million ($0.08 per diluted common share), and a net after-tax realized investment loss on the Company’s investment portfolio of $0.1 million ($— per diluted common share). Included in net income for the third quarter of 2020 are after-tax costs related to an organizational design update of $18.6 million ($0.09 per diluted common share), as well as a net after-tax realized investment gain on the Company's investment portfolio of $3.8 million ($0.01 per diluted common share). Excluding the items above, after-tax adjusted operating income was $210.5 million ($1.03 per diluted common share) in the third quarter of 2021, compared to $245.9 million ($1.21 per diluted common share) in the third quarter of 2020.

“Our solid core business performance in the third quarter was offset by elevated levels of COVID mortality among younger populations, where we have a greater presence as a leading provider of employee benefits. Overall, we saw steady growth in sales and premiums in line with our expectations,” said Richard P. McKenney, president and chief executive officer. “Thanks to our strong capital position, we recently announced a new $250 million share repurchase authorization, which is coupled with investing in our business and returning capital to shareholders through dividends.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses, amortization of cost of reinsurance, and certain other items. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.

Unum US Segment

Unum US reported a 53.0 percent decrease in adjusted operating income to $88.5 million in the third quarter of 2021, which excludes a reserve decrease related to the reserve assumption update in our group disability line of business of $215.0 million, compared to $188.2 million in the third quarter of 2020. Premium income for the segment increased 1.2 percent to $1,500.8 million in the third quarter of 2021, compared to $1,483.4 million in the third quarter of 2020. Net investment income for the segment decreased 7.6 percent to $176.2 million in the third quarter of 2021, compared to $190.7 million in the third quarter of 2020.

Within the Unum US operating segment, the group disability line of business reported a 45.9 percent decrease in adjusted operating income to $39.5 million in the third quarter of 2021, which excludes the reserve decrease related to the reserve assumption update of $215.0 million, compared to $73.0 million in the third quarter of 2020. Premium income for the group disability line of business increased 2.6 percent to $663.8 million in the third quarter of 2021, compared to $646.7 million in the third quarter of 2020, due to higher sales in the group short-term disability product line. Net investment income decreased 11.5 percent to $93.3 million in the third quarter of 2021, compared to $105.4 million in the third quarter of 2020, due to a decrease in miscellaneous investment income, a decline in the yield on invested assets, and a lower level of invested assets. The benefit ratio for the third quarter of 2021 was 78.9 percent, which excludes the previously discussed reserve assumption update, compared to 74.1 percent in the third quarter of 2020, due to higher claims incidence in both the group short-term and long-term disability product lines, partially offset by favorable recoveries in the long-term disability product line. Group long-term disability sales were $26.2 million in the third quarter of 2021, a decrease of 12.1 percent from $29.8 million in the third quarter of 2020. Group short-term disability sales were $21.6 million in the third quarter of 2021, an increase of 42.1 percent from $15.2 million in the third quarter of 2020. Persistency in the group long-term disability product line was 89.8 percent for the first nine months of 2021, compared to 90.3 percent for the first nine months of 2020. Persistency in the group short-term disability product line was 87.1 percent for the first nine months of 2021, compared to 87.5 percent for the first nine months of 2020.

The group life and accidental death and dismemberment line of business reported an adjusted operating loss of $67.1 million in the third quarter of 2021, compared to adjusted operating income of $13.9 million in the third quarter of 2020. Premium income for this line of business was $443.8 million in the third quarter of 2021, which was generally consistent with the $446.0 million in the third quarter of 2020. Net investment income decreased 3.6 percent to $24.3 million in the third quarter of 2021, compared to $25.2 million in the third quarter of 2020, due to a decline in the yield on invested assets and lower miscellaneous investment income, partially offset by a higher level of invested assets. The benefit ratio in the third quarter of 2021 was 100.6 percent, compared to 83.5 percent in the third quarter of 2020, due to higher incidence and higher average claim size in the group life product line, resulting primarily from the impacts of COVID-19. Sales of group life and accidental death and dismemberment products decreased 15.0 percent in the third quarter of 2021 to $26.6 million, compared to $31.3 million in the third quarter of 2020. Persistency in the group life product line was 89.9 percent for the first nine months of 2021, compared to 88.6 percent for the first nine months of 2020. Persistency in the accidental death and dismemberment product line was 89.3 percent for the first nine months of 2021, compared to 87.8 percent for the first nine months of 2020.

The supplemental and voluntary line of business reported an increase of 14.6 percent in adjusted operating income to $116.1 million in the third quarter of 2021, compared to $101.3 million in the third quarter of 2020. Premium income for the supplemental and voluntary line of business increased slightly to $393.2 million in the third quarter of 2021, compared to $390.7 million in the third quarter of 2020, due to higher sales in the dental and vision product line, mostly offset by a decline in the voluntary benefits and individual disability product lines. Net investment income

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

decreased 2.5 percent to $58.6 million in the third quarter of 2021, compared to $60.1 million in the third quarter of 2020, due primarily to a lower level of invested assets and lower miscellaneous investment income. The benefit ratio for the individual disability product line was 40.1 percent for the third quarter of 2021, compared to 48.6 percent for the third quarter of 2020, due primarily to lower claims incidence. The benefit ratio for the voluntary benefits product line was 46.6 percent in the third quarter of 2021, compared to 45.6 percent for the third quarter of 2020, due to higher incidence in the life product line, resulting from the impacts of COVID-19. The benefit ratio for the dental and vision product line was 75.0 percent for the third quarter of 2021, compared to 76.8 percent for the third quarter of 2020, due primarily to lower claims incidence compared to the same period of 2020 where we experienced higher claims incidence resulting from the impacts of COVID-19. Relative to the third quarter of 2020, sales in the individual disability product line increased 22.9 percent in the third quarter of 2021 to $20.9 million. Sales in the voluntary benefits product line increased 13.7 percent in the third quarter of 2021 to $34.0 million. Sales in the dental and vision product line totaled $12.6 million for the third quarter of 2021, an increase of 48.2 percent compared to the third quarter of 2020. Persistency in the individual disability product line was 88.4 percent for the first nine months of 2021, compared to 89.8 percent for the first nine months of 2020. Persistency in the voluntary benefits product line was 75.4 percent for the first nine months of 2021, compared to 72.7 percent for the first nine months of 2020. Persistency in the dental and vision product line was 86.3 percent for the first nine months of 2021, compared to 82.4 percent for the first nine months of 2020.

Unum International

The Unum International segment reported adjusted operating income of $27.4 million in the third quarter of 2021, an increase of 28.0 percent from $21.4 million in the third quarter of 2020. Premium income increased 9.8 percent to $181.6 million in the third quarter of 2021, compared to $165.4 million in the third quarter of 2020. Net investment income increased 25.9 percent to $33.1 million in the third quarter of 2021, compared to $26.3 million in the third quarter of 2020. Sales increased 36.2 percent to $24.1 million in the third quarter of 2021, compared to $17.7 million in the third quarter of 2020.

The Unum UK line of business reported adjusted operating income, in local currency, of £18.4 million in the third quarter of 2021, an increase of 21.1 percent from £15.2 million in the third quarter of 2020. Premium income was £115.4 million in the third quarter of 2021, an increase of 2.9 percent from £112.1 million in the third quarter of 2020, due to growth in the in-force block resulting from the impact of rate increases in the group long-term disability product line and higher overall persistency. Net investment income was £22.5 million in the third quarter of 2021, an increase of 19.0 percent from £18.9 million in the third quarter of 2020, due to higher investment income from inflation index-linked bonds and higher asset levels, partially offset by a lower yield on fixed-rate bonds. The benefit ratio in the third quarter of 2021 was 79.2 percent, compared to 77.1 percent in the third quarter of 2020, due to higher inflation-linked experience in benefits and a higher average claim size in the group life product line, partially offset by lower claim incidence in the group long-term disability product line. Sales increased 40.2 percent to £15.0 million in the third quarter of 2021, compared to £10.7 million in the third quarter of 2020. Persistency in the group long-term disability product line was 88.9 percent for the first nine months of 2021, compared to 87.2 percent for the first nine months of 2020. Persistency in the group life product line was 86.0 percent for the first nine months of 2021, compared to 81.0 percent for the first nine months of 2020. Persistency in the supplemental product line was 89.9 percent for the first nine months of 2021, compared to 90.3 percent for the first nine months of 2020.

Colonial Life Segment

Colonial Life reported a 13.1 percent decrease in adjusted operating income to $80.1 million in the third quarter of 2021, compared to $92.2 million in the third quarter of 2020. Premium income increased slightly to $420.8 million in the third quarter of 2021, compared to $419.9 million in the third quarter of 2020, due to higher overall persistency and higher year-to-date sales. Net investment income increased 18.5 percent to $51.8 million in the third quarter of 2021, compared to the $43.7 million in the third quarter of 2020, due to higher miscellaneous investment income and a higher level of invested assets. The benefit ratio was 55.9 percent in the third quarter of 2021, compared to 52.2 percent in the third quarter of 2020, due primarily to unfavorable experience in the life product line resulting from the impacts of COVID-19.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Sales increased 28.6 percent to $112.3 million in the third quarter of 2021, compared to $87.3 million in the third quarter of 2020. Persistency in Colonial Life was 78.9 percent for the first nine months of 2021, compared to 77.6 percent for the first nine months of 2020.

Closed Block Segment

The Closed Block segment reported adjusted operating income of $109.8 million in the third quarter of 2021, which excludes the reserve increases related to reserve assumption updates of $33.6 million, primarily related to the closed group pension block, as well as the amortization of cost of reinsurance related to the Closed Block individual disability reinsurance transaction of $19.7 million, compared to $70.8 million in the third quarter of 2020. Premium income for this segment was $250.5 million in the third quarter of 2021, which was generally consistent with the third quarter of 2020, due to rate increases on certain in-force business in the long-term care line of business mostly offset by policy terminations and maturities. Net investment income decreased 19.0 percent to $284.6 million in the third quarter of 2021, compared to $351.2 million in the third quarter of 2020, due to a decrease in the level of invested assets supporting the individual disability line of business resulting from the reinsurance transaction that occurred in the first quarter of 2021 and fourth quarter of 2020, as well as a decline in the yield on invested assets. These decreases were partially offset by higher miscellaneous investment income, primarily related to increases in the net asset values on our private equity partnerships.

The interest adjusted loss ratio for the long-term care line of business was 74.8 percent in the third quarter of 2021, excluding the reserve increase related to the assumption update, compared to an interest adjusted loss ratio of 67.4 percent in the third quarter of 2020, driven by lower claimant mortality and higher submitted claims. The interest adjusted loss ratio for long-term care for the rolling twelve months ended September 30, 2021, excluding the reserve increases related to the assumption updates, was 71.8 percent which is below our long-term expected range. The interest adjusted loss ratio for the individual disability line of business, excluding the reserve increase related to the assumption update, was 58.2 percent in the third quarter of 2021, compared to 86.6 percent in the third quarter of 2020, driven primarily by lower submitted claims.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $45.4 million in the third quarter of 2021, which excludes the before-tax impairment loss on internal-use software of $12.1 million, compared to an adjusted operating loss of $54.1 million in the third quarter of 2020, which excludes the costs related to an organizational design update of $23.3 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 205.1 million for the third quarter of 2021, compared to 203.9 million for the third quarter of 2020. Shares outstanding totaled 204.4 million at September 30, 2021. The Company did not repurchase shares during the first nine months of 2021.

On October 25, 2021, our board of directors authorized the repurchase of up to $250.0 million of Unum Group's outstanding common stock through December 31, 2022, with the timing and amount of repurchase activity to be based on market conditions and other considerations, including the level of available cash, alternative uses for cash, and our stock price. The Company intends to execute an accelerated stock repurchase agreement to repurchase $50 million of the Company’s common stock during the fourth quarter of 2021.

Capital Management

At September 30, 2021, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 380 percent, and cash and marketable securities in the holding companies equaled $1,638.0 million.

Book Value

Book value per common share as of September 30, 2021 was $54.39, compared to $53.50 at September 30, 2020.

Outlook

The volatility of the global pandemic and subsequent impacts to our business make fourth quarter estimates challenging. As a result, Unum will not provide an outlook for the remainder of 2021 and intends to provide a financial outlook for 2022 during the first quarter of next year.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and the amortization of the cost of reinsurance as well as certain other items as specified in the reconciliations in the Financial Highlights section below.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.

Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.

We have exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021, respectively. As a result, we exclude the amortization of the cost of reinsurance that was recognized upon the exit of the business related to the ceded reserves for the cohort of policies on claim status. We believe that the exclusion of the amortization of the cost of reinsurance provides a better view of our results from our ongoing businesses.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, November 3, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the third quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is 1-844-200-6205 for callers in the U.S. (access code 319239). For all other callers, the dial-in number is 1-929-526-1599 (access code 319239). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website, and will be available through Wednesday, November 10 by dialing 1-866-813-9403 (U.S.), 0204-525-0658 (U.K.), or +44-204-525-0658 (All Other Locations) - pass code 764052.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2021 is available on the “Investors” section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (www.unum.com), an international provider of workplace benefits and services, has been helping workers and their families for more than 170 years. Through its Unum US, Unum International, and Colonial Life businesses, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support and behavioral health services. In 2020, Unum reported revenues of $13.2 billion and provided $7.6 billion in benefits. The Fortune 250 company is one of the 2021 World's Most Ethical Companies, recognized by the Ethisphere® Institute.

For more information, visit the Unum newsroom (www.unum.com/about/newsroom), and connect with us on LinkedIn (www.linkedin.com/company/unum), Facebook (www.facebook.com/unumbenefits), and Twitter (www.twitter.com/unumnews).

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about capital deployment plans, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) the impact of the COVID-19 pandemic on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (4) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (5) changes in, or interpretations or enforcement of laws and regulations; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (14) ability to generate sufficient internal liquidity and/or obtain external financing; (15) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (16) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (17) effectiveness of our risk management program; (18) contingencies and the level and results of litigation; (19) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; and (20) fluctuation in foreign currency exchange rates.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2020. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Revenue
Premium Income	$2,353.7	$2,318.1	$7,106.4	$7,058.2
Net Investment Income	550.2	613.2	1,662.4	1,767.2
Net Realized Investment Gain (Loss)	(0.1)	4.4	85.4	(105.8)
Other Income	65.9	60.6	180.5	169.0
Total Revenue	2,969.7	2,996.3	9,034.7	8,888.6

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,753.9	1,888.6	5,659.2	5,626.2
Commissions	258.3	258.3	777.9	810.5
Interest and Debt Expense	44.7	49.4	134.4	142.6
Cost Related to Early Retirement of Debt	—	—	67.3	—
Deferral of Acquisition Costs	(128.6)	(134.9)	(388.9)	(446.8)
Amortization of Deferred Acquisition Costs	138.4	149.7	440.8	466.6
Other Expenses	493.1	485.6	1,472.7	1,450.2
Total Benefits and Expenses	2,559.8	2,696.7	8,163.4	8,049.3

Income Before Income Tax	409.9	299.6	871.3	839.3
Income Tax Expense	81.3	68.5	206.8	181.7

Net Income	$328.6	$231.1	$664.5	$657.6

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.61	$1.13	$3.25	$3.23
Assuming Dilution	$1.60	$1.13	$3.24	$3.23

Weighted Average Common Shares - Basic (000s)	204,645.8	203,761.3	204,429.6	203,564.7
Weighted Average Common Shares - Assuming Dilution (000s)	205,142.3	203,879.1	205,052.9	203,636.1
Outstanding Shares - (000s)			204,405.8	203,588.8

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30
	2021		2020
	(in millions)	per share *	(in millions)	per share *
Net Income	$328.6	$1.60	$231.1	$1.13
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense of $—; $0.6)	(0.1)	—	3.8	0.01
Amortization of the Cost of Reinsurance (net of tax benefit of $4.2; $—)	(15.5)	(0.08)	—	—
Net Reserve Decrease Related to Reserve Assumption Updates (net of tax expense of $38.1; $—)	143.3	0.70	—	—
Impairment Loss on Internal-Use Software (net of tax benefit of $2.5; $—)	(9.6)	(0.05)	—	—
Costs Related to Organizational Design Update (net of tax benefit of $—; $4.7)	—	—	(18.6)	(0.09)
After-tax Adjusted Operating Income	$210.5	$1.03	$245.9	$1.21

* Assuming Dilution

	September 30
	2021		2020
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$11,118.2	$54.39	$10,892.2	$53.50
Excluding:
Net Unrealized Gain on Securities	836.0	4.09	1,104.5	5.42
Net Gain on Hedges	69.5	0.34	158.7	0.78
Subtotal	10,212.7	49.96	9,629.0	47.30
Excluding:
Foreign Currency Translation Adjustment	(275.2)	(1.35)	(313.7)	(1.54)
Subtotal	10,487.9	51.31	9,942.7	48.84
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(516.4)	(2.53)	(471.9)	(2.32)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$11,004.3	$53.84	$10,414.6	$51.16

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9